                                                                   EXHIBIT 2.1.1

                             DATED 18 December 1998
                             ----------------------


                             SATURN GLOBAL NETWORK
                           SERVICES HOLDINGS LIMITED     (1)

                             INTERNATIONAL EXCHANGE
                                  NETWORKS LTD.          (2)

                                      and

                       IPC INFORMATION SYSTEMS, INC.     (3)




                         ----------------------------

                                      DEED

                 constituting Unsecured Guaranteed Subordinated
                              Loan Notes 1999/2000

                         ----------------------------


                                  Norton Rose
                                     London

THIS DEED is dated 18 December, 1998 and made BETWEEN:

(1) SATURN GLOBAL NETWORK SERVICES HOLDINGS LIMITED, a company incorporated in England and Wales with registered no. 2176144 whose registered office is at Lloyds Chambers, 1 Portsoken Street, London El 8DF ("Saturn");

(2) INTERNATIONAL EXCHANGE NETWORKS LTD, a company incorporated in the State of Delaware, USA, whose principal place of business is at Wall Street Plaza, 88 Pine Street, New York, New York 1005, USA ("IXNet"); and

(3) IPC INFORMATION SYSTEMS, INC. a company incorporated in the State of Delaware, USA, whose principal place of business is at Wall Street Plaza, 88 Pine Street, New York, New York 1005, USA ("IPC").

WHEREAS:

(A) Saturn by Resolution of a duly authorized committee of its Board of Directors passed on 18th December 1998 in exercise of the powers conferred on the Directors by the Memorandum and Articles of Association has created Loan Notes 1999/2000 (the "Notes") and has determined to constitute the same in manner hereinafter appearing;

(B) IPC has issued 10 7/8% Senior Discount Notes due 2008 pursuant to an indenture dated as of 30th April, 1998 and supplemented by the First Supplemental Indenture dated as of 30th September, 1998, made between IPC as Issuer and United States Trust Company of New York as Trustee;

(C) IPC has a five year secured revolving credit facility of up to $55,000,000 made pursuant to a credit agreement dated as of 30th April, 1998, as amended, made between IPC (1), IPC Funding Corp. (2), the Initial Lenders (as defined therein) (3), the Initial Issuing Bank (as defined therein)
     (4), Morgan Stanley Senior Funding, Inc. as Syndication Agent and Arranger
     (5), Goldman Sachs Credit Partners L.P. as Documentation Agent (6) and General Electric Capital Corporation as Administrative Agent and Collateral Agent (together with any subsequent Administrative Agent, hereinafter referred to as the "Agent") (7);

(D) IXNet and IPC have agreed to indemnify each Noteholder (as defined below) in the manner contained in the Conditions to the Notes.

NOW THIS DEED WITNESSES as follows:

1    Definitions
     -----------

     In this Deed and each Note:

     "Credit Agreement" means the credit agreement referred to in Recital (C) and includes that agreement as amended, restated, supplemented, increased or otherwise modified or renewed, replaced or refinanced from time to time provided and to the extent only that entry into and/or performance of such agreement does not breach Section 4.03 of the indenture referred to in Recital (B) in its original form (as amended by the First Supplemental Indenture referred to in such Recital) as at the date hereof.

2    Issue of Notes and application of proceeds
     ------------------------------------------

2.1 Saturn may issue Notes in denominations of (Pounds)1 or more, up to a maximum aggregate principal amount of (Pounds)3,244,466.64. The Notes shall be issued on the terms contained in this Deed and in the Certificate and Conditions appearing in schedule 1 hereto and a "Noteholder" is a person entered in the register as the holder of any Note. The proceeds of issue thereof shall be receivable by Saturn and shall be applicable as the Directors in their absolute discretion shall determine.

2.2 Every Noteholder shall be entitled to receive free of charge one Certificate for the Note held by him but so that joint Noteholders shall be entitled to only one Certificate in respect of the Note held jointly by them which Certificate shall be delivered to that one of the joint Noteholders whose name stands first in the register of Noteholders.

3    Company to maintain Register
     ----------------------------

     Saturn shall at all times keep at its principal place of business in London or at such other place as may be approved by the Noteholder(s) an accurate register of the Notes showing the number(s) of the issued Note(s), the name(s) and address(es) of the Noteholders from time to time, the nominal amount of Note(s) held by every Noteholder and the dates of issue of such Note(s).

4    Counterparts
     ------------

     This Deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party to this Deed may enter into this Deed by executing any such counterpart.

5    Notices
     -------

     Any notice or other document shall be given to Saturn (with a copy to IPC and IXNET by registered mail or confirmed facsimile) or each Noteholder either by sending it by post in a first-class prepaid envelope or by delivering it to its registered office. Any notice so given shall be deemed to have been served on the day following that on which it is posted.

6    Proper Law
     ----------

6.1 This Deed and each Note is governed by English law. The parties irrevocably submit to the jurisdiction of the English courts in relation to any matter arising in connection with this Deed and any Note. A party may, however, bring proceedings in connection with this Deed and any Note in any court of competent jurisdiction. The Indemnifiers irrevocably appoint Titmuss Sainer Dechert at present of No. 2 Serjeants' Inn, London EC4Y 1LT, Attention:

     Head of Business Law Department, to receive on their behalf process issued out of the English courts in connection with this Agreement.

6.2 Each party to this Deed and each Noteholder hereby expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Deed or the Note.

IN WITNESS whereof this Deed has been executed the day and year first above written.

                                   Schedule 1
                                   ----------

                            Form of Note Certificate
                            ------------------------


CERTIFICATE NO.                                              AMOUNT

                                                        (Pounds)

                         SATURN GLOBAL NETWORK SERVICES

                                HOLDINGS LIMITED

             (Incorporated in England with registered No. 2176144)

             Unsecured Guaranteed Subordinated Loan Notes 1999/2000
                  Issued pursuant to the Company's Memorandum
                          and Articles of Association
         and created pursuant to a Resolution of the Board of Directors passed on 18th December 1998

--------------------------------------------------------------------------------

THIS IS TO CERTIFY that

                                                           (the "Noteholder(s)")
-----------------------------------------------------------

of
  ------------------------------------------------------------------------------
--------------------------------------------------------------------------------


is/are the holder(s) of (Pounds)          of the above-mentioned Notes which are
constituted by a Deed dated l8th December 1998 made between Saturn Global Network Services Holdings Limited ("Saturn"), International Exchange Networks Ltd. ("IXnet") and IPC Information Systems, Inc. ("IPC"). The Notes are issued subject to and with the benefit of the provisions contained in the Deed and the Conditions endorsed hereon. Expressions defined in the Deed shall have the same meaning when used in this Certificate and Conditions. The Notes together with the Deed are hereinafter referred to as the "Note Documents", IXNet and IPC are hereinafter referred to as the "Indemnifiers" and Saturn, IXNet and IPC as the "Obligors".

EXECUTED and DELIVERED as a DEED    )
by SATURN GLOBAL NETWORK            )
SERVICES HOLDINGS LIMITED           )
                                         ----------------------------
                                         Director


                                         ----------------------------
                                         Director/Secretary

EXECUTED and DELIVERED as a DEED    )
by INTERNATIONAL EXCHANGE           )
NETWORKS, LTD.                      )
                                         ----------------------------
                                         Authorized Officer



                                         ----------------------------
                                         Authorized Officer


EXECUTED and DELIVERED as a DEED    )
by IPC INFORMATION SYSTEMS, INC.    )
                                         ----------------------------
                                         Authorized Officer



                                         ----------------------------
                                         Authorized Officer


EXECUTED and DELIVERED as a DEED    )
by MARSHALLS 106 LIMITED            )
                                         ----------------------------
                                         Director



                                         ----------------------------
                                         Director/Secretary


EXECUTED and DELIVERED as a DEED    )
by GENERAL ELECTRIC CAPITAL         )
CORPORATION as ADMINISTRATIVE       )
AGENT                               )
                                         ----------------------------
                                         Authorized Signatory

                                 The Conditions
                                 --------------



1    Redemption
     ----------

     Saturn will repay the principal amount outstanding under this Note in 24 equal monthly instalments of (Pounds) 135,186.11. The first payment is to be made on 29th, January 1999 (with each subsequent instalment, subject to Condition 5.2 below, payable on the last day of each month thereafter) and the last payment shall be made on 29th December 2000 (the "Repayment Date").

2    Interest for late payment
     -------------------------

2.1 If Saturn fails to pay any amount payable under this Note on the due date for payment, it will pay interest on that amount from the due date until the date of payment. Interest shall be paid on (i) the last day of the calendar month in which the due date fell and on the last day of each subsequent calendar month or (ii) if earlier, on the date on which the relevant amount payable is paid in full and if not so paid it shall be compounded on the last day of the relevant calendar month.

2.2 Interest shall be calculated by applying a rate of 3.0 per cent per annum over the Sterling base lending rate of Barclays Bank plc in force from time to time to:

     (a) the Notional Principal Amount of each instalment which is due but unpaid; and

     (b) in the event of a request for repayment following an Event of Default under Condition 7, the aggregate of all Notional Principal Amounts in respect of each unpaid instalment (but so that there should be no double counting with Condition 2.2(a)).

2.3 The Notional Principal Amount of an instalment is the amount set out in respect of that instalment in the schedule.

3    Indemnity
     ---------

     The Indemnifiers jointly and severally undertake to procure that Saturn will perform all of its obligations under this Note; and, subject to Condition 4, they jointly and severally agree to indemnify the Noteholder(s) against all liabilities, losses and expenses of whatever nature which any of them may incur or sustain as a result of any failure by Saturn to do so. The Indemnifiers further agree that each Noteholder is at liberty to compound with or grant indulgence or relief to Saturn or to any other person, or to vary this Note, or to do any other matter or thing which, but for this provision, might exonerate either of them, without in any way prejudicing or affecting its rights against them.

4    Subordination
     -------------

4.1 For so long as an Event of Default (as that expression is defined in the Credit Agreement) has occurred and is continuing, unremedied or unaided under the Credit Agreement, none of the Obligors shall make any payment under this Note to the Noteholder(s) and no Noteholder may take any action to enforce its rights under or accelerate this Note provided that if:

     (a) there is an acceleration of the entire indebtedness under the Credit Agreement, the Noteholder(s) may, subject to Condition 4.2, enforce their rights under this Note except to the extent that such enforcement is inconsistent with the enforcement of the rights of the agents (in their capacity as such) on behalf of the Lender Parties (as defined in the Credit Agreement) and the lenders under the Credit Agreement; and/or

     (b) an event of default under Condition 7(b) and/or (c) has occurred, the Noteholder(s) may only, subject to Condition 4.2, make a claim as an unsecured creditor in the insolvency, winding-up, bankruptcy or liquidation of any Obligor and take any and all steps necessary to preserve that claim or ranking.

     Notwithstanding any term of this Note postponing, subordinating or preventing any payment by any Obligors under this Note or the Deed, as between the Obligors and the Noteholder(s), the relevant payment obligation shall be deemed to remain due, owing and payable in accordance with the terms of this Note and the Deed in order that interest and indemnity payments will accrue thereon in accordance with the terms of this Note and the Deed.

4.2 In the event that any payment is made in the circumstances contemplated in Condition 4.1, either by the Obligors or otherwise, including by reason of or in connection with any insolvency, winding-up, bankruptcy or liquidation proceedings relating to any Obligors (and notwithstanding that such payment results from an action which is permitted under Condition 4.1(a) or (b)), the Noteholder(s) shall receive such payment in trust for and turn over such payment to General Electric Capital Corporation, or subsequent Administrative Agent, on behalf of the Lenders under the Credit Agreement.

4.3 The limitation on the exercise of the Noteholder(s) rights and performance of the Obligors' obligations under Conditions 4.1 and 4.2 shall cease to apply in relation to any continuing Event of Default (other than an Event of Default of the type described in Section 6.01(f) of the Credit Agreement as in force as at the date hereof) if, on the expiry of 120 days from the date on which that Event of Default first occurred, the entire indebtedness under the Credit Agreement has not been accelerated.

4.4 The Lender Parties and Agents (as defined in the Credit Agreement) may enforce the provisions of this Condition 4 directly in their own name.

5    Payments
     --------

5.1 All payments to the Noteholder(s) under this Note shall be made in full (without any withholding or other deduction) in Sterling in immediately available and freely transferable funds on the due date to such account as the Noteholder may specify. Subject to Condition 8.1, if an Obligor is compelled by law to make any deduction or withholding it will pay the relevant Noteholder(s) such additional amounts as are required to ensure that after the making of such deduction or withholding the Noteholder receives on the relevant date and retains (free from any liability) the amount which would have been received had no such withholding or deduction been required.

5.2 If the date for payment of any amount due in respect of any Note is not a day (a "Business Day") on which banks are open for business in London and New York, then such payment shall be made on the next succeeding day which is a Business Day. No adjustment will be made to the payment in respect of any such modification of the date on which payment is made.

6    Representations and Warranties
     ------------------------------

6.1 Each Obligors (in respect of itself only) hereby represents and warrants to the Noteholder(s) that at the date of this Note:

     (a) Saturn is a company duly incorporated in England and Wales, IPC and IXNet are duly incorporated in the State of Delaware, USA and each Obligors has full power and authority to execute, deliver and perform its obligations under the Note Documents;

     (b) the execution, delivery and performance of the Note Documents has not resulted, nor will result, in a breach of any provision of, or constitute a default (so that the same could have a Material Adverse Effect as defined in Condition 6.2) under (i) each Obligors's constitutional documents or (ii) any statute, law, order, rule or regulation of any Governmental Authority (as defined in Condition 6.2) applicable to it as at the date hereof;

     (c) each of the Note Documents has been duly and validly authorized, executed and delivered by the Obligors and is the legal, valid and binding obligations of each Obligor enforceable against each Obligor in accordance with its terms, subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors' rights generally;

     (d) no registration with, or consent or approval of, or any other action by, any person or Governmental Authority is required in connection with the execution, delivery and performance of each of the Note Documents by the Obligors;

     (e) no proceedings have been commenced or, to the best of each Obligor's knowledge, are pending or threatened against or affecting such Obligor before any Governmental Authority which, in aggregate and if adversely determined, could materially and adversely affect the rights, title and interest of each Obligor under the Note Documents.

6.2  In Condition 6.1:

     "Governmental Authority" means any federal, state or other governmental agency or body, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign or domestic; and

     "Material Adverse Effect" means a material adverse effect on (a) the business, condition, operations, performance, assets, liabilities or prospects of the Obligors taken as a whole, (b) the rights and remedies of any Noteholder under either of the Note Documents or (c) the ability of any Obligor to perform its obligations under either of the Note Documents.

7    Events of Default
     -----------------

     Subject to Condition 4, a Noteholder may require immediate repayment of this Note in any of the following circumstances:

     (a)  if any Obligor is in breach of any of Conditions 1, 5 and/or 6;

     (b) if any Obligor becomes insolvent or generally unable to pay its debts as they become due;

     (c) if any Obligor is dissolved or enters into bankruptcy, reorganization liquidation, administration, administrative receivership, receivership, a voluntary arrangement, or scheme of arrangement with creditors, any analogous or similar procedure in any jurisdiction other than England or any form of procedure relating to insolvency, reorganization or dissolution in any jurisdiction; or a petition is presented or other step is taken by any person with a view to any of those things unless dismissed within 30 days;

     (d) if an Event of Default (as defined in the Credit Agreement), or if an event (having a similar effect in any amended version of the Credit Agreement), occurs and is continuing.

8    Transfer
     --------

8.1 Subject to Condition 8.2, a Noteholder may transfer, in whole or in part, the benefit of this Note and its rights hereunder to any third party without the consent of the Obligors provided that no Obligor shall be liable to make any increased payment hereunder which it would not have incurred but for such transfer under any circumstances.

8.2 Notes may only be transferred in minimum amounts, or integral multiples, of (Pounds)500,000 and there shall not at any time be more than 4 Noteholders. Accordingly, Saturn shall not enter more than 4 Noteholders on the register to be maintained by it pursuant to clause 3 of the Deed at any one time. Other than Marshalls 106 Limited, each Noteholder shall be a financial institution and, at the time it becomes a Noteholder, shall have (by reference to its latest audited accounts) or, if part of a group, its ultimate parent shall have (by reference to the latest consolidated audited accounts of such group) shareholders funds of at least US $250,000,000 or its equivalent in other currencies.

8.3 To transfer this Note, the Noteholder(s) shall deliver to Saturn the relevant Certificate together with a form of transfer, executed by the transferor (such form to include the name(s) and address(es) of the transferee(s) and the amount(s) of Note(s) transferred). Upon receipt by Saturn of the same, it shall amend the register in accordance with the form of transfer. Title to this Note shall pass by such registration in the register.

8.4 Saturn shall, within 7 business days after each registration, deliver to the transferee a new Certificate for the Note(s) transferred and deliver to the transferor a new Certificate for any Note(s) retained by the transferor.

9    Surrender of Note
     -----------------

9.1 Subject to Condition 9.2, upon receipt in full of all amounts due under this Note, this Note shall be cancelled and the Noteholder(s) shall return it to Saturn.

9.2 Any release, cancellation or discharge of this Note shall be conditional upon no disposition or payment to the Noteholder(s) in respect of an Obligors's obligations hereunder being void, set aside or ordered to be refunded for any reason.

10   No set-off
     ----------

10.1 Each Noteholder hereby waives any right (whether in law, equity or otherwise)to set-off any moneys owing by it to any Obligor against any amount payable under this Note.

10.2 Each Obligor hereby waives any right (whether in law, equity or otherwise) to set-off any amount payable under this Note against any moneys owing to it from any Noteholder.

11   Counterparts
     ------------

     This Note may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party to this Note may enter into this Note by executing any such counterpart.

12   Notices
     -------

     Any notice or other document may be given hereunder either personally or by sending it by post in a first-class prepaid envelope or by delivering it to him at the recipient's registered address. In the case of joint registered holders of any Note a notice given to the Noteholder whose name stands first in the register in respect of such Note shall be sufficient notice to all the joint holders. Any notice so given shall be deemed to have been served on any day following that on which it is posted.

13   Proper Law
     ----------

13.1 This Note is governed by English law. The parties irrevocably submit to the jurisdiction of the English courts in relation to any matter arising in connection with this Note. A party may, however, bring proceedings in connection with this Note in any court of competent jurisdiction. The Indemnifiers irrevocably appoint Titmuss Sainer Dechert at present of No. 2 Serjeants' Inn, London EC4Y 1LT, Attention: Head of Business Law Department, to receive on their behalf process issued out of the English courts in connection with this Agreement.

13.2 Each party to this Note and each Noteholder hereby expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Note.

                     The Schedule

-----------------------------------------------------
Instalment           Due end       Notional Principal
  Number               of           Amount ((Pounds))
-----------------------------------------------------
-----------------------------------------------------

     1          January, 1999              113,263.29
-----------------------------------------------------
     2          February, 1999             114,101.40
-----------------------------------------------------
     3          March, 1999                114,945.71
-----------------------------------------------------
     4          April, 1999                115,796.26
-----------------------------------------------------
     5          May, 1999                  116,653.11
-----------------------------------------------------
     6          June, 1999                 117,516.30
-----------------------------------------------------
     7          July, 1999                 118,385.00
-----------------------------------------------------
     8          August, 1999               119,261.89
-----------------------------------------------------
     9          September, 1999            120,144.38
-----------------------------------------------------
     10         October, 1999              121,033.41
-----------------------------------------------------
     11         November, 1999             121,929.01
-----------------------------------------------------
     12         December, 1999             122,831.24
-----------------------------------------------------
     13         January, 2000              123,740.15
-----------------------------------------------------
     14         February, 2000             124,655.78
-----------------------------------------------------
     15         March, 2000                125,578.18
-----------------------------------------------------
     16         April, 2000                126,507.42
-----------------------------------------------------
     17         May, 2000                  127,443.52
-----------------------------------------------------
     18         June, 2000                 128,386.56
-----------------------------------------------------
     19         July, 2000                 129,336.57
-----------------------------------------------------
     20         August, 2000               130,293.62
-----------------------------------------------------
     21         September, 2000            131,257.74
-----------------------------------------------------
     22         October, 2000              132,229.00
-----------------------------------------------------
     23         November, 2000             133,207.44
-----------------------------------------------------
     24         December, 2000             134,193.13
-----------------------------------------------------

EXECUTED and DELIVERED as a DEED    )
by SATURN GLOBAL NETWORK            )
SERVICES HOLDINGS LIMITED           )
                                         --------------------------
                                         Director


                                         --------------------------
                                         Director/Secretary


EXECUTED and DELIVERED as a DEED    )
by INTERNATIONAL EXCHANGE           )
NETWORKS, LTD.                      )
                                         --------------------------
                                         Authorized Officer



                                         --------------------------
                                         Authorized Officer


EXECUTED and DELIVERED as a DEED    )
by IPC INFORMATION SYSTEMS, INC.    )
                                         --------------------------
                                         Authorized Officer



                                         --------------------------
                                         Authorized Officer


EXECUTED and DELIVERED as a DEED    )
by MARSHALLS 106 LIMITED            )
                                         --------------------------
                                         Director



                                         --------------------------
                                         Director/Secretary


EXECUTED and DELIVERED as a DEED    )
by GENERAL ELECTRIC CAPITAL         )
CORPORATION as ADMINISTRATIVE       )
AGENT                               )
                                         --------------------------
                                         Authorized Signatory